EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

February 15, 2006

CONTACT: Brian Schaefgen

(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2005 FINANCIAL RESULTS

NEWPORT BEACH, CA, February 15, 2006 - Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) today announced full year and fourth quarter 2005 financial results.

For the year ended December 31, 2005, the Company reported revenue of $26.9 million, up 44% from $18.7 million for the year ended December 31, 2004. In addition, the Company reported net income of $3.1 million, or $0.30 per diluted share, for the year ended December 31, 2005, compared to a net loss of $1.9 million, or $0.20 per diluted share, for the year ended December 31, 2004.

For the three months ended December 31, 2005, the Company reported revenue of $4.8 million, down from $5.2 million for the three months ended December 31, 2004. In addition, the Company reported a net loss of $0.1 million, or $0.01 per diluted share, for the three months ended December 31, 2005, compared to a net loss of $3.5 million, or $0.35 per diluted share, for the three months ended December 31, 2004.

Fourth Quarter Financial Results

Our revenues decreased $0.5 million, or 9%, in the fourth quarter of 2005 compared to the fourth quarter of 2004. This decline in revenue is primarily due to lower travel, incentive and event related revenue of $0.7 million resulting from a decrease in the total number of programs which were operated in the fourth quarter of 2005 compared to the fourth quarter of 2004.

Our costs and operating expenses decreased $2.0 million for the three months ended December 31, 2005 compared to 2004. The decline is primarily attributable to non-cash impairment loss totaling $2.6 million related to goodwill and unamortized intangible assets that we recorded in the fourth quarter of 2004. We did not incur a similar charge in 2005. We experienced increases in our insurance-related costs and expenses of $0.4 million which resulted from a higher level of insurance business in 2005 than in 2004.

Our other income increased $1.2 million for the three months ended December 31, 2005 compared to 2004. In the fourth quarter of 2004, we recorded a non-cash impairment charge of $0.9 million against our marketable equity securities as a result of a decline in the fair value of one of our investments that was deemed to be other-than-temporary. We did not record a similar charge in 2005. The additional increase is attributed to improved yields on our investment portfolio and increased earnings on our invested insurance reserves.

Our income tax benefit increased $0.5 million for the three months ended December 31, 2005, compared to 2004. In the fourth quarter of 2005, we benefited from the relief of $0.6 million in certain tax reserves.

Balance Sheet

Our balance sheet at December 31, 2005 reflects total assets of $134.7 million and working capital (total current assets less current liabilities) of $93.6 million.

As previously announced, on January 13, 2006, we completed our acquisition of American West Cruises. In this acquisition, we assumed approximately $41.5 million of fixed-rate, 4.63% debt which will be amortized through 2028. Accordingly, beginning in the first quarter of 2006, we will begin consolidating these assets, liabilities and results of operations into the Company, including quarterly interest charges of $0.45 million and semi-annual principal payments of $0.9 million.

Conference Call

We will host a conference call to discuss our results of operations on Thursday, February 16, 2006 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing (800) 895-1715, conference ID #: ANALYST. We will also make this conference call available by webcast via the Internet at www.ambassadors.com/investor. For a replay of our conference call, parties may dial (800) 374-0328 and follow the prompts or visit the www.ambassadors.com website.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, insurance and travel and event company. The Company operates American West Cruises, one of North America’s premier river and coastal cruising companies. The Company also provides travel and event services for corporations, associations and tradeshows through its Ambassadors, LLC subsidiary. In addition, it operates BellPort Group, Inc., an international marine company and participates in selective reinsurance programs through its specialty reinsurance subsidiary, Cypress Reinsurance, Ltd. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the cruise, travel and insurance markets, potential claims related to our reinsurance business, further declines in the fair market value of our investments, lower investment yields, our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of these acquisitions, the ability to service our debt and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended December 31,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event related	$1,821	$2,512
Net insurance premiums earned	2,692	2,446
License fees and other	244	251

	4,757	5,209

Costs and operating expenses:
Cost of software and technology related sales	81	39
Selling and tour promotion	796	826
General and administrative	3,388	3,170
Loss and loss adjustment expenses	1,489	1,304
Insurance acquisition costs and other operating expenses	1,099	919
Impairment loss	—	2,627

	6,853	8,885

Operating loss	(2,096)	(3,676)

Other income (loss)	929	(287)

Loss before income taxes	(1,167)	(3,963)
Income tax benefit	(1,018)	(487)

Net loss	$(149)	$(3,476)

Loss per share:
Basic	$(0.01)	$(0.35)
Diluted	$(0.01)	$(0.35)
Weighted-average common shares outstanding:
Basic	10,423	9,871
Diluted	10,423	9,871

	Year Ended December 31,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event related	$14,281	$12,713
Net insurance premiums earned	11,456	5,602
License fees and other	1,203	421

	26,940	18,736

Costs and operating expenses:
Cost of software and technology related sales	524	80
Selling and tour promotion	3,144	3,117
General and administrative	12,534	10,688
Loss and loss adjustment expenses	6,051	2,514
Insurance acquisition costs and other operating expenses	4,563	2,211
Impairment loss	—	2,627

	26,816	21,237

Operating income (loss)	124	(2,501)

Other income	4,129	934

Income (loss) before income taxes	4,253	(1,567)
Provision for income taxes	1,111	370

Net income (loss)	$3,142	$(1,937)

Earnings (loss) per share:
Basic	$0.30	$(0.20)
Diluted	$0.30	$(0.20)
Weighted-average common shares outstanding:
Basic	10,321	9,868
Diluted	10,597	9,868

Summary of business segment information is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Ambassadors	$1,856	$2,763	$14,726	$13,134
Cypress Re	2,692	2,446	11,456	5,602
Corporate and Other	209	—	758	—

Total revenue	$4,757	$5,209	$26,940	$18,736

Operating income (loss):
Ambassadors	$(1,110)	$(3,042)	$2,550	$(1,030)
Cypress Re	104	223	842	877
Corporate and Other	(1,090)	(857)	(3,268)	(2,348)

Total operating income (loss)	$(2,096)	$(3,676)	$124	$(2,501)

Summary balance sheet information is as follows (in thousands):

	December 31, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$95,131	$97,915
Accounts receivable, net	2,976	4,128
Premiums receivable	14,135	10,040
Deferred policy acquisition costs	1,668	1,758
Reinsurance recoverable	1,257	1,597
Prepaid reinsurance premiums	1,095	1,207
Deferred income taxes	294	335
Prepaid program costs and other current assets	2,524	2,592

Total current assets	119,080	119,572
Property and equipment, net	595	664
Goodwill	8,996	6,275
Other intangibles	1,325	—
Other assets	4,667	3,150

Total assets	$134,663	$129,661

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$4,357	$4,455
Participant deposits	6,124	6,797
Loss and loss adjustment expense reserves	9,021	6,134
Unearned premiums	5,779	6,409
Deferred gain on retroactive reinsurance	151	522

Total current liabilities	25,432	24,317
Non-current participant deposits	5	404
Other liabilities	—	114

Total liabilities	25,437	24,835
Stockholders’ equity	109,226	104,826

Total liabilities and stockholders’ equity	$134,663	$129,661